UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Antares Pharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

April 27, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 10:00 a.m., local time, on Wednesday, June 7, 2017, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

The notice of the 2017 Annual Meeting of Stockholders and the proxy statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our Company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer appropriate questions.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including the notice of the 2017 Annual Meeting of Stockholders, proxy statement, our 2016 Annual Report on Form 10-K and the electronic proxy card for the meeting to our stockholders via the Internet by sending them a Notice of Internet Availability of Proxy Materials (the “Notice”) that explains how to access our proxy materials and how to vote online. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials. If you received the Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in the Notice.

Your vote is important. I hope you will join us at the 2017 Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the proxy statement or in the Notice.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Robert F. Apple
President and Chief Executive Officer

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

NOTICE IS HEREBY GIVEN of the 2017 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Wednesday, June 7, 2017, at 10:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

Items of Business:	1.	To elect Leonard Jacob, M.D., Ph.D. and Marvin Samson as Class I directors of the Company’s Board of Directors each for a term of three years and until his successor is duly elected and qualified.

	2.	To hold a non-binding, advisory vote to approve our named executive officer compensation as disclosed in this proxy statement.

	3.	To hold a non-binding, advisory vote to approve the frequency of the approval, on an advisory basis, of the compensation of our named executive officers.

	4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

	5.	To transact such other business that may properly come before the meeting.

We are not aware of any other business to come before the meeting

Record Date:	All stockholders of record as of the close of business on Wednesday, April 12, 2017 will be entitled to vote at the 2017 Annual Meeting of Stockholders.

The items of business listed above are more fully described in the proxy statement accompanying this notice of the 2017 Annual Meeting of Stockholders. The accompanying proxy statement or the Notice of Internet Availability of Proxy Materials are being mailed or made available on the internet to stockholders on or about April 27, 2017.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the accompanying proxy statement or in the Notice of Internet Availability of Proxy Materials.

By order of the Board of Directors,

Peter J. Graham
Corporate Secretary
April 27, 2017

Important notice regarding the availability of proxy materials for the 2017 Annual Meeting of Stockholders to be held on June 7, 2017:

This proxy statement and our 2016 Annual Report on Form 10-K are available directly at:

https://materials.proxyvote.com/036642

PROXY STATEMENT OF

ANTARES PHARMA, INC.

100 Princeton South, Suite 300

Ewing, New Jersey 08628

Annual Meeting of Stockholders to be held

June 7, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc. (referred to in this proxy statement as Antares, Antares Pharma, we, our, us or the Company), to be used at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 7, 2017. This proxy statement or the Notice of Internet Availability of Proxy Materials (the “Notice”) are being mailed or made available on the internet to stockholders on or about April 27, 2017.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials, including the notice of the Annual Meeting, this proxy statement, our 2016 Annual Report on Form 10-K and the electronic proxy card for the meeting over the Internet by sending them the Notice that explains how to access our proxy materials and how to vote online. The proxy materials will be posted on the internet at www.proxyvote.com no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice contains important information, including:

●	The date, time and location of the Annual Meeting;

●	A brief description of the matters to be voted on at the Meeting;

●	A list of the proxy materials available for viewing at www.proxyvote.com;

●	The control number you will use to access the site; and

●	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by e-mail will remain in effect until the stockholder terminates such election. To terminate such election and sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

This proxy statement and our 2016 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at www.antarespharma.com. You may access this material by choosing the “For Investors” tab at the top of the page, and then selecting “SEC Filings” from the items listed in the For Investors section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

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VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“common stock”), at the close of business on April 12, 2017, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 155,594,633 shares of common stock outstanding. Each stockholder entitled to vote shall have the right to cast one vote for each share of common stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

If you hold your shares in your own name as a stockholder of record, you can vote your common stock by any of the following methods:

●	In person. You may attend the Annual Meeting and deliver your completed proxy card in person or complete a ballot at the meeting. Ballots will be available at the meeting.

●	By phone or via the Internet. You may vote by proxy, either by phone or via the Internet, by following the instructions provided in the Notice, proxy card or voting instruction card.

●	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you are a beneficial stockholder whose shares are held in the name of a bank, broker or other holder of record (commonly referred to as shares held in “street name”), you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If you plan to vote your shares in person at the Annual Meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

If you vote by phone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by submitting a new proxy with a later date, submitting a written notice of such revocation to our Corporate Secretary at the address set forth on the first page of this proxy statement; by voting by telephone or by using the Internet; or by attending the Meeting and voting in person. Attending the Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you will need to request a proxy from the bank or broker and bring it with you to vote at the meeting. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting and at any adjournment thereof in the manner specified.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of common stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum at the Annual Meeting for all proposals being presented at the Annual Meeting. A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters. Consequently, your brokerage firm or other nominee will have discretionary authority to vote your shares with respect to routine matters but may not vote your shares with respect to non-routine matters.

The routine matters included in this proxy statement are:

●	Proposal No. 4: the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

The non-routine matters included in this proxy statement are:

●

Proposal No. 1: the election of Leonard Jacob, M.D., Ph.D. and Marvin Samson as Class I directors of the Company’s Board of Directors each for a term of three years and until his successor is duly elected and qualified;

●	Proposal No. 2: the approval of a non-binding, advisory vote for our named executive officer compensation as disclosed in this proxy statement; and
●	Proposal No. 3: the approval of a non-binding, advisory vote for the frequency of the approval, on an advisory basis, of the compensation of our named executive officers.

Assuming a quorum is present:

●

a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect Leonard Jacob, M.D., Ph.D. and Marvin Samson as Class I director of the Board of Directors of the Company.

●	the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to:
●	approve, on an advisory basis, our named executive officer compensation as disclosed in our proxy statement;
●	approve, on an advisory basis, the frequency of the approval, on an advisory basis, of the compensation of our named executive officers; and
●	ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

For each of these proposals, abstentions, withheld votes and broker non-votes will have no effect on the outcome of the vote.

The shares of common stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors,” “FOR” the approval, on an advisory basis, of the executive compensation for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement, “FOR” the approval, on an advisory basis, of the frequency of the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1

ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute the Board of Directors shall be fixed from time to time by the Board of Directors, and our Certificate provides that directors shall be divided into three classes of as nearly equal size as possible. The Board of Directors has set the number of directors at seven. The members of each class are elected to serve a three-year term and until his or her successor is duly elected and qualified, and the terms of each class are staggered. Following the recommendation for nomination by our Governance and Nominating Committee, the Board of Directors has nominated the persons named below for election as Class I directors.

The accompanying proxy will be voted in favor of the election of the following nominees for director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominees have agreed to stand for election at the Annual Meeting and to serve if elected. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

The following table provides class information about each of our seven directors, including our two director nominees as of the date of this proxy statement.

Name	Age	Class	Term Expiry

Leonard S. Jacob, M.D., Ph.D.	68	I	2017 Annual Meeting of Stockholders (1)
Marvin Samson	75	I	2017 Annual Meeting of Stockholders (1)
Anton Gueth	60	II	2018 Annual Meeting of Stockholders
Robert P. Roche, Jr.	61	II	2018 Annual Meeting of Stockholders
Robert F. Apple	51	III	2019 Annual Meeting of Stockholders
Thomas J. Garrity	68	III	2019 Annual Meeting of Stockholders
Jacques Gonella, Ph.D.	75	III	2019 Annual Meeting of Stockholders

(1)	If the Class I director nominees are elected at the Annual Meeting, their term will expire in 2020.

Nominees for Class I Directors for a term continuing until the 2020 Annual Meeting of Stockholders

Leonard S. Jacob, M.D., Ph.D.

Dr. Jacob has served as the Chairman of the Board of Directors since October 2008. Dr. Jacob joined the Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee. In 2006, Dr. Jacob was named Chairman of the Board of Bradley Pharmaceuticals which was subsequently acquired by Nycomed. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989, Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University School of Medicine and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry. He also serves on the Board of Directors of QuiqMeds, a private digital drug dispensing company, the Board of Overseers for Temple University School of Medicine, the Board of Trustees of the University of the Sciences in Philadelphia. Dr. Jacob was a founding Director of the Jacob Internet fund, a public mutual fund where he served from 1999 to 2010.

Dr. Jacob’s experience on, and knowledge concerning, public company directorships and his extensive executive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. His background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Marvin Samson

Mr. Samson joined the Board of Directors in May 2013 and is a member of our Compensation Committee. He served as a member of our Governance and Nominating Committee until February 2015. Mr. Samson is an expert in injectable manufacturing and delivery systems. He was formerly Group Vice President - Worldwide Injectables of Teva Pharmaceutical Industries, Ltd., previously having served as CEO and a member of the Board of Directors of Sicor. He was a founder and CEO of Elkins-Sinn, Inc. (now called West-ward, a division of Hikma) and Marsam Pharmaceuticals. He is the founder and CEO of Samson Medical Technologies, a privately held company providing hospital and alternate site pharmacists with injectable drug delivery systems and programs. Mr. Samson is Chairman of The University of Sciences Board of Trustees and serves on the Board of Directors of Flynn Pharma. Mr. Samson has served as a director of Circassia Pharmaceuticals, plc, a specialty biopharmaceutical company public in the United Kingdom, since December 2015. Mr. Samson has served as a director of NanoPass Technologies Ltd., a private company focused on intradermal delivery solutions for vaccines and immunotherapies, since July 2012. Mr. Samson has been serving as Chairman of the Board of Directors of Heritage Pharmaceuticals, Inc., a privately held generic pharmaceuticals company based in Eatontown, NJ, since September 2016. Mr. Samson served as Chairman of the Board of Directors of JHP Pharma until February 2014 and as Chairman of the Board and CEO of Qualitest Pharmaceuticals prior to its purchase by Endo Pharmaceuticals in late 2010. Mr. Samson was a Director of Emcure Pharmaceuticals, Ltd. and was formerly a Director of Baxa Corporation where he served on the audit and compensation committees. Mr. Samson is also a Trustee of two non-profit organizations, Virtua Health and The Franklin Institute. Mr. Samson is the holder of five U.S. patents pertaining to pharmaceutical manufacturing. Mr. Samson graduated from Temple University with a B.S. in Chemistry.

Mr. Samson’s extensive pharmaceutical industry experience and his expertise in injectable manufacturing and delivery systems enables him to provide valuable insight on the Company’s products and strategy.

Class II Directors whose term continues until the 2018 Annual Meeting of Stockholders

Anton G. Gueth

Mr. Gueth joined the Board of Directors in 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Since 2003 Mr. Gueth has served as President of Gueth Consulting LLC, which focuses on business development and alliance management in the pharmaceutical industry. He was previously a Managing Director of Burrill Securities, a merchant bank specialized in the health care field, and since October 2014 has been serving as Managing Director of EVOLUTION Life Science Partners, an advisory firm specialized on investment banking activities in the healthcare sector. Mr. Gueth was a member of the Board of Navidea Biopharmaceuticals, Inc. for the period June 2015 to March 2016 and a member of the Board of Spectrum Pharmaceuticals, Inc. for the period July 2012 to June 2013. His career includes nearly 19 years with Eli Lilly and Company (“Lilly”), most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth has served as a director of Sepropharm International, a specialty pharmaceuticals company, since October 2015. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University. He is a director of the American Liver Foundation, Northern California Chapter.

Mr. Gueth’s extensive financial experience provides valuable insights to both the Audit Committee and the Board of Directors. In addition, his experience as a consultant specializing in the health care field enables him to share with the Board of Directors considerable knowledge regarding healthcare and pharmaceutical industry trends in business development and alliance management with regards to Antares Pharma partners.

Robert P. Roche, Jr.

Mr. Roche joined the Board of Directors in July 2013 and is a member of our Audit Committee. He served as a member of our Governance and Nominating Committee until February 2015. He is the founding member of Robert Roche Associates LLC, a consulting firm providing guidance to the pharmaceutical and healthcare industries. He created this firm upon his retirement from Cephalon Inc. in 2010. He joined Cephalon in 1995 as the Vice President of Sales and Marketing and was named Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon in 2005. Before joining Cephalon, Mr. Roche served as Director and Vice President, Worldwide Strategic Product Development, for SmithKline Beecham’s central nervous system and gastrointestinal products business. He also was managing director of SmithKline’s pharmaceutical operations in the Philippines. Prior to that, he held senior marketing positions in Canada and Spain and had product planning responsibilities for SmithKline in Latin America. Mr. Roche began his pharmaceutical career in 1982 with SmithKline & French as a U.S. pharmaceutical sales representative. Mr. Roche is a member of the Board of Directors of Aratana Therapeutics, Inc. of Kansas City, Kansas, a publicly traded pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. Mr. Roche serves as a member of the Board of Directors of Paragon Therapeutics, a contract manufacturing and development organization which provides development grade products for clinical studies to pharma and biotech companies. Mr. Roche also serves as a member of the Board of Directors of Egalet Pharma, a developer and manufacturer of specialty pain care products. He formerly served as a Director of LifeCell Inc. until its acquisition in 2008, EKR Therapeutics until its acquisition in 2012, Civitas Therapeutics, Inc. until its acquisition in 2014, and NuPathe Inc. until its acquisition in 2014. He also serves on the Board of Directors of Bryn Mawr Hospital and Westtown School. He is a graduate of Colgate University and earned an MBA from The Wharton School at the University of Pennsylvania.

Mr. Roche’s experience in multiple global pharmaceutical companies and his success in commercial operations and product launches will enable him to assist the Board of Directors in addressing many important issues, including the launch of new products.

Class III Directors whose term continues until the 2019 Annual Meeting of Stockholders

Robert F. Apple

Mr. Apple was promoted to President and Chief Executive Officer in January 2016 and was appointed to the Board of Directors in March 2016. Mr. Apple joined the Company in 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary and in 2009 was promoted to the position of Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division. In September 2014, Mr. Apple was promoted to the position of Executive Vice President, Chief Operating Officer of the Company. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From 1994 until 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University.

Mr. Apple’s knowledge of our Company, by virtue of his services as President and Chief Executive Officer, enables him to provide valuable insight into our operations and personnel. His long career in the life sciences industry and at the Company enables him to assist the Board of Directors in addressing many important issues. Moreover, his executive experience in the private sector enables him to contribute meaningfully to the Board of Directors in considering a variety of operational and financial matters.

Thomas J. Garrity

Mr. Garrity joined the Board of Directors in 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions.

Mr. Garrity holds a B.S. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. Since 2002 he has served as a private investor and consultant.

Mr. Garrity’s long executive experience in the pharmaceutical arena and additional extensive experience in leadership positions in pharmaceutical companies enable him to assist the Board of Directors in assessing government regulatory considerations and other matters facing the pharmaceutical industry and the companies operating therein. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Jacques Gonella, Ph.D.

Dr. Gonella has served on the Board of Directors since 2001 and served as the Chairman of the Board of Directors from 2001 to 2008. He served as a member of our Governance and Nominating Committee until February 2015. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc. to form Antares Pharma, Inc.) and had served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on NASDAQ. Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. He previously served as a member of the Board of Directors of Protherics PLC, London and he serves on the Board of Directors of several private companies. He is a private investor and is proprietor of NobleHouse Consulting Ltd., Hong Kong. Dr. Gonella holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland.

Dr. Gonella’s experience in, and knowledge concerning, public companies and his extensive corporate and board experience in the pharmaceutical industry provides valuable insights into our corporate governance and operations. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. Further, Dr. Gonella’s intimate knowledge of the Company, by virtue of his lengthy service on the Board of Directors, enables him to provide valuable insight regarding our operations.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the three nominees. That means the nominee will be elected if he receives more affirmative votes than any other nominee.

The Board of Directors unanimously recommends votes FOR the election of Leonard S. Jacob, M.D., Ph.D. and Marvin Samson.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board of Directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board of Directors and specify criteria to assist the Board of Directors in determining Director independence. These criteria supplement the listing standards of the NASDAQ and the regulations of the SEC. Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Corporate Secretary of the Company (the “Secretary”) at Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, New Jersey 08628. (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to the members of our Board of Directors and our executive officers) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board of Directors has determined that Dr. Jacob, Dr. Gonella, and Messrs. Garrity, Gueth, Roche and Samson are “independent” as defined under the listing standards of NASDAQ. The Board of Directors believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses these requirements in assessing the independence of each of its members.

Meetings and Committees of the Board of Directors

The Board of Directors met five times during 2016. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2016, all of our current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and 75% of the Committees on which they served. Our directors are invited, but are not required, to attend our Annual Meetings. Last year, all of our directors then serving attended the 2016 Annual Meeting of Stockholders.

Committees of the Board of Directors. Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee

Messrs. Garrity, Gueth and Roche serve on the Audit Committee with Mr. Garrity acting as Chairman. The Audit Committee met, either telephonically or in person, eight times during 2016. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. The Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the SEC. Additionally, the Board of Directors has determined that each of the members of our Audit Committee is “independent” within the meaning of the applicable NASDAQ listing standards and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Audit Committee Charter.”

Compensation Committee

Mr. Gueth, Dr. Jacob and Mr. Samson serve on the Compensation Committee with Mr. Gueth acting as Chairman. The Compensation Committee met, either telephonically or in person, five times during 2016. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. The Board of Directors as a whole administers our 2008 Equity Compensation Plan (the “2008 Plan”). The Board of Directors appoints the Compensation Committee to perform all of the administrative functions for the 2008 Plan. All actions taken by the Compensation Committee for the 2008 Plan are reported to the Board of Directors. Additionally, the Board of Directors has determined that each of the members of our Compensation Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Compensation Committee Charter.”

Governance and Nominating Committee

Dr. Jacob Messrs. Garrity and Gueth serve on the Governance and Nominating Committee, with Dr. Jacob acting as Chairman. The Governance and Nominating Committee met, either telephonically or in person, one time during 2016. The purpose of the Governance and Nominating Committee is:

●	to advise the Board of Directors regarding the membership and operations of the Board of Directors;
●

to identify individuals qualified to serve as members of the Board of Directors, to select, subject to ratification by the Board of Directors, the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors individuals to fill vacancies on the Board of Directors;

●

to recommend to the Board of Directors the responsibilities of each Committee of the Board of Directors, the structure and operation of each Committee of the Board of Directors, and the director nominees for assignment to each Committee of the Board of Directors;

●	to oversee the Board of Director’s annual evaluation of its performance and the performance of other Committees of the Board of Directors; and
●	to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities. Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting, the Board of Directors recommends a slate of director nominees for election by our stockholders. In addition, the Board of Directors fills vacancies on the Board of Directors when necessary or appropriate. The Board of Directors’ recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for membership on a Committee of the Board of Directors. The Board of Directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and Committees of the Board of Directors on which the director served. Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management.

The Board of Directors will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Corporate Secretary at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, the Board of Directors does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Board of Directors Role in Risk Oversight

The Board of Directors regularly and continually receives information intended to apprise the Board of Directors of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The Board of Directors actively encourages management to continue to drive this evolution. While the Board of Directors has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board of Directors also have risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls. The Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that are consistent with the Company’s long term business strategy and objectives, but do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

Director Continuing Education

Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Antares operates and to which it is subject.

Board of Directors Leadership Structure

The Chairman of the Board of Directors is an independent director. The Company and the Board of Directors believe that the oversight function of the Board of Directors is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board of Directors. We also believe that our leadership structure enhances the active participation of our independent directors.

Communicating with our Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail. Mail should be addressed to Antares Pharma, Inc., c/o Secretary, 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our Secretary

will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

The Company’s non-employee directors are compensated in accordance with a fee schedule that is approved by the Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chair, and committee members. In order to determine the Board of Directors compensation framework for 2016, the Compensation Committee reviewed comparative market composite data about director compensation practices of pharmaceutical, medical device and biopharma companies similar to Antares derived from a peer group of 14 public companies developed by Pearl Meyer & Partners, LLC, or Pearl Meyer, our independent compensation consultant.

During 2016, Pearl Meyer conducted a comprehensive review of non-employee director compensation levels and structure among the Company’s 14-company peer group. Consistent with the Company’s compensation philosophy, non-employee director compensation is positioned competitively against companies of similar size, complexity and growth trajectory. In general, cash compensation for our non-employee directors is within the competitive range (+/-15%) of the peer group median and equity compensation, in the form of stock options, is targeted at the 75th percentile. For 2016, the Company decided to reduce the value of the annual non-employee director equity award by approximately 25% to reflect the Company’s 2015 stock price performance, the depressed stock price at time of grant and to ensure that the Company’s newly reserved equity pool would be sufficient to cover multiple annual grant periods for both non-employee directors and key employees.

Each director, other than the Board Chairman, receives compensation in accordance with the following:

● Annual Cash Retainer:	$45,000
● Annual Non-Qualified Stock Option Grant:	$82,920	(1)

Members of our Committees, other than the Chairpersons, receive the following additional compensation:

● Audit Committee:	$12,000
● Compensation Committee:	$10,000
● Governance and Nominating Committee:	$0

The Chairpersons of our Committees receive the following additional compensation:

● Audit Committee:	$25,000
● Compensation Committee:	$17,000
● Governance and Nominating Committee:	$7,500

Our Board Chairman’s compensation for his role as Chairman is as follows:

● Annual Cash Retainer:	$90,000
● Annual Non-Qualified Stock Option Grant:	$165,840	(1)

(1)

Each director, other than the Board Chairman, received a stock option grant to purchase 150,000 shares of our common stock. The Board Chairman received a stock option grant to purchase 300,000 shares of our common stock. The amounts listed above reflect the grant date fair value of such grants.

No additional payments are earned for each Board of Directors meeting or a meeting of a Committee of the Board of Directors. New directors receive a one-time stock option grant to purchase 20,000 shares of our common stock.

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any Committees of the Board of Directors.

Our non-employee directors are also covered by Antares’ directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require us to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, our Certificate and our Bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse Antares for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of restricted shares of common stock issued would be based on the market value of the stock and the number of shares of common stock subject to options granted would be determined based on a valuation using a Black-Scholes calculation.

The following table provides information regarding director compensation in 2016, which reflects the standard compensation described above. The table does not include compensation for reimbursement of travel expenses related to attending Board of Directors meetings and meetings of a Committee of the Board of Directors.

Director Compensation – 2016

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas J. Garrity	$70,000	$-	$82,920	$-	$-	$-	$152,920
Jacques Gonella, Ph.D.	45,000	-	82,920	-	-	-	127,920
Anton G. Gueth	74,000	-	82,920	-	-	-	156,920
Leonard S. Jacob, M.D., Ph.D.	107,500	-	165,840	-	-	-	273,340
Marvin Samson	55,000	-	82,920	-	-	-	137,920
Robert P. Roche, Jr.	57,000	-	82,920	-	-	-	139,920

(1)

The amounts shown for option awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the option awards, computed in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The assumptions used in determining the amounts for option awards are set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. At December 31, 2016, the directors held options to purchase an aggregate of 3,431,072 shares of common stock. The options vest in quarterly installments over one year.

Compensation Committee Interlocks and Insider Participation

During 2016, Mr. Gueth, Dr. Jacob and Mr. Samson served on the Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the proxy rules under the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with a non-binding, advisory vote to approve the named executive officer compensation as described in this proxy statement (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2016, we made significant progress toward achieving our strategic goals and objectives. Most notably, we achieved the following:

●	Reported record revenue of $52.2 million for the full year which represented a 14% increase over the prior year.
●

Submitted a New Drug Application to the U.S. Food and Drug Administration for QuickShot® Testosterone (QST), a drug-device combination product for the delivery of testosterone enanthate using a subcutaneous auto injector. The application was subsequently accepted and is under active review by the FDA with an October 20, 2017 PDUFA date.

●	Successfully launched Sumatriptan Injection USP in the United States with our partner Teva Pharmaceuticals Industries Ltd. (“Teva”).

Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2016 in determining named executive officer compensation for 2016, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies. In addition, the Compensation Committee considered the significant support from our stockholders with respect to the compensation of our named executive officers from the prior year, with approximately 95% of stockholder votes cast in favor of our Say on Pay resolution approved at our June 2016 Annual Meeting of Stockholders.

As described in detail under our Compensation Discussion and Analysis on pages 21 through 42 of this proxy statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of developing and commercializing novel injectable therapeutic products using our advanced device delivery systems for improved safety and efficacy, reduced side effects, and enhanced patient comfort and adherence and providing our stockholders with a long-term, positive return on their investment. Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements. In the Compensation Discussion and Analysis, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

We believe that our executive compensation program, with its balance of short-term and long-term incentives and performance based grants, reward sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board of Directors believes that the executive compensation as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to approve the advisory resolution on executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on a non-binding advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Proposal No. 3

APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, the Board of Directors is also asking our stockholders to vote, on a non-binding, advisory basis, on how frequently we should conduct an advisory stockholder vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration of the frequency alternatives, our Board of Directors has determined that conducting an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us.

Our practice for the past six years has been to hold the advisory vote on executive compensation every year and the Board of Directors believes the annual vote has worked well. The annual vote gives stockholders the opportunity to provide us with their direct input on our compensation for named executive officers every year and the Board of Directors believes that an annual vote best enables us to continue to obtain stockholder views on a reasonably current basis.

Stockholders may cast a vote on the frequency of our advisory vote by choosing the option of (1) every year, (2) every two years, (3) every three years or (4) abstaining from voting, in response to the resolution set forth below.

RESOLVED, that a vote of the holders of the common stock of Antares Pharma, Inc. (the “Company”) to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained in the Company’s proxy statement, to be held at an annual meeting of the stockholders, beginning with the 2017 annual meeting of stockholders, (1) every year, (2) every two years or (3) every three years.

The Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board of Directors may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to approve the advisory resolution on the frequency of the advisory vote on executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on a non-binding advisory basis, of an ANNUAL advisory vote on the compensation of our named executive officers.

Proposal No. 4

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to make a statement, if they so desire, and to respond to appropriate questions.

Neither our Bylaws nor any other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2016 and 2015 for professional services rendered in connection with the Company’s annual financials, interim financials, including on Form 10-Q, and services in connection with comfort letters, consents and procedures related to documents filed with the SEC, as necessary. These fees totaled $458,500 and $474,000, in 2016 and 2015, respectively.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2016 or 2015 for audit-related services.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2016 and 2015 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $0 and $28,800, respectively.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2016 and 2015.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

●	bookkeeping or other services relating to the accounting records or financial statements,
●	financial information systems design and implementation,
●	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
●	actuarial services,
●	internal audit outsourcing services,
●	management functions,
●	human resource services,
●	broker-dealer, investment advisor or investment banking services,
●	legal services, and
●	expert services unrelated to the audit.

The policy requires pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm and pre-approves these services, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of these categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2016, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2017.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers during the year ended December 31, 2016:

Name	Age	Position

Robert F. Apple	51	President and CEO since January 2016; appointed Director in March 2016 (previously served as Executive Vice President, Chief Operating Officer)

Fred M. Powell	56	Senior Vice President, Chief Financial Officer (joined October 2016)

Peter J. Graham	50	Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Corporate Secretary

Eamonn P. Hobbs	58	President, Chief Executive Officer and Director (until January 2016)

James E. Fickenscher	53	Senior Vice President, Chief Financial Officer (until August 2016)

Keith E. Muckenhirn	53	Vice President, Finance and Corporate Controller, Interim Chief Financial Officer (appointed September 2016 through October 2016 when Mr. Powell joined)

Robert F. Apple became our President and Chief Executive Officer in January 2016 and a director in March 2016. Please see Mr. Apple’s biographical information set forth in the Election of Directors section in this proxy statement.

Fred M. Powell serves as our Senior Vice President and Chief Financial Officer. Mr. Powell joined us in October 2016. Prior to joining Antares, from December 2012 until October 2016, Mr. Powell served as Vice President and Chief Financial Officer for Celator Pharmaceuticals Inc. Prior to joining Celator, from March 2011 until November 2012, Mr. Powell was the Chief Financial Officer of OraPharma, Inc. From 2005 until 2011, Mr. Powell was Chief Financial Officer of BMP Sunstone Corporation. From 2002 until 2004, Mr. Powell served as the Chief Financial Officer of Eximias Pharmaceutical Corporation, a privately-held biopharmaceutical company. From 1999 to 2002, Mr. Powell served as the Senior Vice President, Finance and Administration, of InnaPhase Corporation, a technology solutions provider for life sciences companies that was acquired by Thermo-Electron Corporation in 2004. From 1993 to 1999, Mr. Powell held various positions at Premier Research Worldwide, a publicly-traded company specializing in providing clinical and diagnostic services to the pharmaceutical and biotech industries, including Director of Finance and Administration, from 1993 to 1996, and Chief Financial Officer, from 1996 to 1999. Prior to 1989, Mr. Powell held various positions of increasing responsibility at KPMG LLP. Mr. Powell holds a BS in Accounting from Pennsylvania State University.

Peter J. Graham serves as our Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Corporate Secretary. Mr. Graham joined us in July 2015. Previously, from 2010 until 2015, Mr. Graham served as Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources of Delcath Systems, Inc. a publicly traded specialty pharmaceutical and medical device company focused on cancers of the liver. Prior to Delcath, between 2008 and 2010, Mr. Graham was Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc., a wholly owned subsidiary of Bracco, SpA., a global company specializing in diagnostic and therapeutic medical devices for cardiology and radiology. From 1997 to 2008, Mr. Graham spent 11 years at E-Z-EM, Inc., a publicly listed global medical device and pharmaceutical company specializing in CT and MR imaging solutions. During his tenure at E-Z-EM, Mr. Graham held various senior level management positions serving as its Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 until 2008. From 1997 until its initial public offering in 2004, Mr. Graham also served as General Counsel and Corporate Secretary for AngioDynamics, Inc., (then a wholly owned subsidiary of E-Z-EM), a leading provider of innovative medical devices used by interventional radiologists, cardiologists, surgeons, and other physicians. Mr. Graham was a member of the Board of Directors of AngioDynamics from 2006 to 2007. Mr. Graham earned his J.D. at Yeshiva University’s Benjamin N. Cardozo School of Law in 1995, and his B.A. in Political Science at the University of Wisconsin-Madison.

Eamonn P. Hobbs served as our President, Chief Executive Officer and a director until January 24, 2016. Mr. Hobbs joined us as President and Chief Executive Officer in June 2014. Mr. Hobbs was appointed to the Board of Directors in August 2009 and served as a member of our Audit Committee and our Governance and Nominating Committee until June 2014. From 2009 to 2013 Mr. Hobbs served as President and Chief Executive Officer of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Mr. Hobbs received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell).

James E. Fickenscher served as our Senior Vice President, Chief Financial Officer until August 5, 2016. He joined us in November 2014. Previously, Mr. Fickenscher served as Chief Financial Officer of Auxilium Pharmaceuticals, Inc. from May 2005 until August 2014. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

Keith E. Muckenhirn served as interim Chief Financial Officer from September 4, 2016 through October 31, 2016. Mr. Muckenhirn has been our Vice President, Finance and Corporate Controller since 2011 and joined us in 2001 as Controller. Mr. Muckenhirn has more than 30 years of experience in accounting and financial reporting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Party Transactions

None.

Review, Approval or Ratification of Transactions with Related Parties

We engage in a process whereby we identify and review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party would be disclosed in our proxy statement; however, during our fiscal year ended December 31, 2016, we did not have any related party transactions. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer and the other executive officers who served as executive officers during the year, to whom we refer to collectively as our “named executive officers.” Our named executive officers for 2016 were Messrs. Robert F. Apple, Fred Powell, Peter J. Graham, Eamonn P. Hobbs, James E. Fickenscher and Keith Muckenhirn. Mr. Powell commenced employment as Senior Vice President, Chief Financial Officer on October 31, 2016. Mr. Hobbs’ employment ended January 24, 2016. Mr. Fickenscher’s employment ended September 4, 2016. Mr. Muckenhirn, the Company’s Vice President, Finance and Corporate Controller, served as our acting Interim Chief Financial Officer from September 4, 2016 until October 31, 2016.

Executive Summary

We made significant progress toward achieving our strategic goals and objectives in 2016. Most notably, we achieved the following:

●

Submitted a New Drug Application to the U.S. Food and Drug Administration for QuickShot® Testosterone (QST), a drug-device combination product for the delivery of testosterone enanthate using a subcutaneous auto injector. The application was subsequently accepted and is under active review by the FDA with an October 20, 2017 PDUFA date.

●	Successfully launched Sumatriptan Injection USP in the United States with our partner Teva Pharmaceuticals Industries Ltd. (“Teva”).
●	Reported record revenue of $52.2 million for the full year, which represented a 14% increase over the prior year.

Executive Compensation Philosophy

The Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements to attract and retain key individuals. Consistent with this philosophy, the Compensation Committee considered the impact of our corporate performance during 2016 in determining named executive officer compensation for 2016, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

●

compensation should be based on an individual’s level of responsibility, individual performance and Company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they are more able to affect our results;

●

target compensation should reflect the value of the position in the marketplace. To attract and retain skilled and experienced executives in the highly competitive and dynamic pharmaceutical, medical device and biotech industries, we must offer a competitive compensation package;

●

compensation should be variable, and our programs are designed to pay for performance. We reward outstanding Company performance with above target compensation and provide less than target compensation when Company objectives are not achieved;

●	compensation programs should align the interests of our executive officers with those of our stockholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that we believe are critical to our success and increasing stockholder value;
●	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives; and
●	compensation programs should prioritize executive engagement, which is a critical factor to achieving our desired results.

Executive Compensation Program.    Our Compensation Committee uses formal policies and processes to evaluate and assess the compensation of our named executive officers. These policies and processes are reflected in compensation decisions for 2016 and 2017, and signify our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company. We reward our named executive officers in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated named executive officers in our peer group and the life sciences industry. Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation.

Compensation Components.    The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and Company performance. To that end, target named executive officer total compensation pay mix for fiscal 2016 is as follows:

●	CEO: 25% base salary and 75% in variable compensation, with the majority in long-term incentives; and
●	Other named executive officers (average): 39% base salary and 61% in variable compensation, with the majority in long-term incentives.

Base Salary.    We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the period of the executive’s performance. Decisions regarding base salary increases take into account, the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance.

Annual Incentive Cash Awards.    Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. The Company’s Annual Incentive Plan, or “AIP,” is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive cash incentive, and encourage and reward performance and competencies critical to the Company’s success.

Long-Term Incentive Compensation.    In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, to reward our executive officers for meeting Company and individual performance objectives, a portion of our executive compensation is in the form of long-term equity compensation. Long-term incentive compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders. Our Long-Term Incentive Plan, or “LTIP” is an annual equity-based incentive plan designed to better align participants’ interests with those of the Company and its stockholders by rewarding participants for their contributions to the long-term success of the Company. The LTIP is designed to incentivize Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthens the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP will further assist us in achieving an appropriate balance between our long- and short-term performance as well as between the achievement of annual operating objectives and long-term delivery of stockholder return by providing compensation commensurate with overall delivery of Company performance.

Our Compensation Committee and senior management are focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our named executive officers continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Based upon the strong level of achievement of the foregoing corporate objectives, the Compensation Committee took the following actions with respect to 2016 compensation for our named executive officers:

●

Worked with Pearl Meyer, the Compensation Committee’s independent compensation consultant, to update the Company’s compensation study of our executive compensation as compared to the executive compensation of the companies in our updated peer group.

●	Awarded modest salary increases, as discussed in more detail below under the section entitled “Salaries.”
●	Awarded annual cash incentive awards, as discussed in more detail below under the section entitled “Annual Incentive Awards.”
●

Consistent with our compensation philosophy and so as not to reward our executives for the depressed stock price at the time grants were made in 2016, made grants at 56% of our 75th percentile target under the Company’s 2016 long-term incentive program, as discussed in more detail below under the section entitled “Long-Term Incentives – Equity Compensation.”

●

Implemented “double trigger” vesting for time-based equity awards under the Company’s 2016 long-term incentive program, as discussed in more detail below under the section entitled “Long-Term Incentives – Equity Compensation.”

●

Entered into a new employment agreement with Mr. Apple in connection with his promotion to President and Chief Executive Officer, which reflects compensation and other terms and conditions that are aligned with market practice.

●

Updated employment agreements for Messrs. Graham and Fickenscher to align restrictive covenants and severance compensation with market practice and entered into an employment agreement with Mr. Powell upon his commencement of employment with similar covenants and severance compensation.

Effect of the 2016 Advisory Vote on NEO Compensation

At the June 2016 Annual Meeting of Stockholders, we held a non-binding stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a Say on Pay vote. We had significant support from our stockholders with respect to the compensation of our named executive officers, with approximately 95% of stockholder votes cast in favor of our Say on Pay resolution. As we evaluated our named executive officer compensation program during 2016, our Compensation Committee considered the strong support our stockholders expressed for our named executive officer compensation practices which emphasizes short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Looking Forward to 2017

2017 Executive Compensation Benchmarking

In late 2016, we reengaged Pearl Meyer to assist the Compensation Committee in evaluating the peer group and conducting an executive compensation analysis that was completed in early 2017. The purpose of Pearl Meyer’s updated report was to ensure that the Company is using the appropriate comparator group for our executive compensation benchmarking, to provide an understanding of how our executive compensation program compares to market practice and to serve as the basis for our Compensation Committee’s assessment regarding current pay competitiveness and potential actions for 2017.

The peer group was adopted in late 2015 for 2016 benchmarking to reflect the Company’s size, revenue, market capitalization, the fact that the comparator company has a commercialized product in the area of drug delivery methods and technologies within specialty pharmaceuticals and the number of employees, as more fully described below under “Determination of Competitive Compensation for 2016.” Based on Pearl Meyer’s analysis in late 2016, the Compensation Committee determined that no changes would be made to the peer group for 2017, except that Raptor Pharma was excluded from the analysis due to lack of relevant compensation disclosure.

As guidance for the 2017 named executive officer’s overall compensation including base salary increases, the Compensation Committee used data from the peer group and third party data sources. The Compensation Committee expects to use data from the peer group to determine other compensation levels and programs for the remainder of 2017.

Determination of Competitive Compensation for 2016

In late 2015, we engaged Pearl Meyer to assist the Compensation Committee in updating the peer group and conducting an executive compensation analysis. In selecting the new peer group, the Compensation Committee used the following key factors: revenue ($34 – $93 million), market capitalization ($111 – $993 million), the fact that the comparator company has a commercialized product in the area of drug delivery methods and technologies within specialty pharmaceuticals and the number of employees (40 – 301). The following 14 comparator companies comprise the peer group for 2016:

● ANI Pharmaceuticals, Inc.	● Derma Sciences Inc.	● STAAR Surgical Company
● Anika Therapeutics Inc.	● Eagle Pharmaceuticals Inc.	● Vanda Pharmaceuticals, Inc.
● Arena Pharmaceuticals, Inc.	● Juniper Pharmaceuticals, Inc.	● Xenoport, Inc.
● Cerus Corporation	● Orexigen Therapeutics, Inc.	● Zogenix, Inc.
● Corium International, Inc.	● Raptor Pharma

The executive compensation analysis was completed in early 2016, based on the updated peer group. To conduct the analysis for 2016, Pearl Meyer reviewed the executive pay packages provided for similar roles among the comparator group set forth in the table above. The purpose of the assessment was to provide a market comparison for the Company’s executive compensation program and to serve as the basis for our Compensation Committee’s discussion regarding current pay competitiveness and potential actions for 2016. In addition, the report included market data on severance programs, including in the context of a change in control.

The market comparisons in the Pearl Meyer report are based on the pay levels and compensation practices reported in the proxy disclosures of our peer group and survey data for size appropriate companies in the life sciences industry as a whole. Our Compensation Committee referred to the report by Pearl Meyer from February 2016 as a basis for setting and adjusting 2016 cash compensation and equity compensation levels within the context of year end 2015 performance and market compensation levels. In addition, the Compensation Committee referred to the report by Pearl Meyer in determining to update the named executive officer severance programs.

Based on our compensation objectives and philosophy with reference to the February 2016 study conducted by Pearl Meyer, the Compensation Committee determined that overall compensation for our executive officers generally is aligned with market practice, but that certain severance benefits for our named executive officers were below market. The report indicated that the pay mix for our named executive officers emphasizes long-term equity compensation more than its peers and ties a greater percentage of equity compensation directly to Company performance. The Compensation Committee believes that tying executive compensation to Company performance is an important tool to increasing long-term stockholder value, as evident by our strong emphasis on long-term, performance-based compensation and helps align our named executive officer with stockholders.

The Compensation Committee generally targets the 50th percentile for the named executive officers’ cash-based compensation, which is comprised of base salary plus target bonus, but has from time to time made, and will continue to make, determinations that represent a departure from the general guideline of targeting the 50th percentile for certain compensation elements, such as long-term incentive compensation which was targeted at the 75th percentile for 2016. Although the Company targets long-term incentive compensation at the 75th percentile, in order to provide meaningful and equitable equity grants, the Company scaled back from the targeted 75th percentile for the long-term incentive compensation grants to our executive officers as a result of the Company’s 2015 stock price performance, the depressed stock price at the time of grant (which has increased by more than 60% since the 2016 equity grant date) and to ensure that the Company’s newly reserved equity pool would be sufficient to cover multiple annual grant periods. The Compensation Committee reduced the equity awards to the 38th percentile and the scale back resulted in a 2016 equity grant value that was 56% of the market 75th percentile target.

In addition, because a significant portion of our compensation is performance-based, if performance targets are achieved (or not achieved), actual cash and equity compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group. In determining 2016 compensation, the Compensation Committee also considered the level of experience of the executive management team, the critical role the executive management team plays in achieving the Company’s strategic goals, individual performance and the individual’s experience.

The charts below represent the mix of target total direct compensation awarded to our Chief Executive Officer and other named executive officers in 2016. Consistent with our pay for performance philosophy, a majority of the target total direct compensation is variable, as it is based on performance. The Company’s Chief Executive Officer is eligible to participate in the same executive programs as the named executive officers; however, a larger proportion of his target total direct compensation is at risk. The charts below reflect target compensation for Messrs. Apple, Graham and Fickenscher, who was our CFO for the majority of 2016. Mr. Powell joined in October 2016 and only received a sign-on equity award and, as a result, his target compensation is not included in the charts below. As indicated below, approximately 75% of the target total direct compensation awarded to the Chief Executive Officer and 61% awarded to the other named executive officers in 2016 was based on elements that may vary from year to year depending on performance.

We believe our approach to goal setting, weighting of targets, and evaluation of performance results assists in mitigating excessive risk-taking by our named executive officers that could harm our value or reward poor judgment by our named executive officers. We believe that several features of our programs reflect sound risk management practices. Specifically:

●	we allocate our compensation among base salary and short and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking;
●	we apply Company-wide metrics to encourage decision making that is in the best long-term interests of the Company and our stockholders;
●	we use a mix of equity award instruments under our long-term incentive program, including both stock options and full value awards; and
●	our equity awards vest over multiyear periods and/or are based on performance based vesting.

All of the foregoing features are designed to mitigate risk and properly account for the time horizon of risk based on our strategic business objectives. For a more detailed discussion of these features, refer to the discussion below under “Annual Incentive Awards” and “Long-Term Incentives – Equity Compensation.”

Except for Mr. Muckenhirn, each named executive officer has or had an employment agreement with us that includes base salary and annual and long-term incentives. Mr. Muckenhirn is eligible to participate in the Antares Pharma, Inc. Severance Plan (the “Severance Plan”). Further details regarding the terms of the employment agreements and the Severance Plan are described below. In addition, because Mr. Muckenhirn is a named executive officer for 2016 solely on account of his service as our Interim Chief Financial Officer for September and October 2016 and was therefore not eligible for many of the executive officer programs described below, we have excluded him from the discussion and the tables below. Instead, we have summarized Mr. Muckenhirn’s 2016 compensation below following the discussion under “Long-Term Incentives – Equity Compensation.”

Role of our Named Executive Officers in Determining Executive Compensation.

The Compensation Committee has established an annual performance review program for our named executive officers pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year. For named executive officers other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer. The Chief Executive Officer also submits corporate performance goals which are reviewed and approved by the Compensation Committee at the beginning of each year. The Chief Executive Officer’s goals are the same as the corporate goals. Each named executive officer’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares an evaluation based on the named executive officer’s self-assessment and the Chief Executive Officer’s own evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Chairman of the Board of Directors and Compensation Committee, which determines his compensation changes and awards. In connection with 2016 compensation, the Chief Executive Officer provided recommendations to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the Chief Executive Officer’s observations with regard to other named executive officers, the ultimate decisions regarding named executive officer compensation were made by the Compensation Committee. The Chief Executive Officer did not make recommendations as to his own compensation.

Base Salaries

In February 2016, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2015, and in February 2017, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2016, the Compensation Committee approved modest base salary increases as set forth in the table below. For those named executive officers whose base salaries were increased, the base salaries were increased by approximately 4.0% on average with respect to increases in February 2016 and 3.6% with respect to increases in February 2017. The current named executive officer base salary increases are generally consistent with median market practice, as indicated by the peer group compensation reports from Pearl Meyer and other third party compensation studies.

Name	Base Salary for 2015 ($)	Base Salary after Increase in February 2016 (effective 1/1/16) ($)	Base Salary for 2017 (after increase in February 2017) ($)
Robert F. Apple (1)	429,000	510,000	527,850
Fred Powell(2)	N/A	345,000	345,000
Peter J. Graham	343,000	356,720	369,990

Eamonn P. Hobbs (3)	560,000	N/A	N/A
James E. Fickenscher(4)	350,000	364,000	N/A

(1)	Mr. Apple’s base salary was increased from $429,000 to $510,000 in connection with his promotion to President and Chief Executive Officer, effective January 25, 2016.
(2)	Mr. Powell commenced employment with the Company on October 31, 2016 with a base salary of $345,000 and was not eligible for a base salary increase in February 2017.
(3)	Mr. Hobbs’ employment with the Company ended January 24, 2016.
(4)	Mr. Fickenscher resigned and his employment with the Company ended September 4, 2016.

Annual Incentive Awards

The Company maintains the AIP. The performance goals vary year by year, as approved by the Compensation Committee.

Our principal objective in providing annual incentive compensation is to provide pay for performance. While we target our opportunities for annual incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary, as reflected in each named executive officer’s employment agreement. For Mr. Apple, the target annual incentive award is 55% of base salary, and for Messrs. Powell and Graham, it is 40% of base salary. Because Mr. Powell commenced employment late in 2016, he was not eligible for a 2016 annual incentive award. Mr. Hobbs was eligible for a pro-rated annual incentive award based on the number of days that he was employed in 2016 and the attainment of Company performance goals. Mr. Fickenscher was not eligible for 2016 annual incentive awards due to his resignation from employment during 2016. The Compensation Committee reviewed the performance goals for the named executive officers at its February 2016 meeting and finalized and approved the goals shortly thereafter. In setting the goals for 2016, the Compensation Committee determined the weight any particular Company performance goal carried within the applicable category. For 2016, the Company performance goals were weighted as follows: corporate goals made up 40% and pipeline development goals made up the remaining 60%.

For the Chief Executive Officer, the achievement of the foregoing Company performance goals account for 100% of his 2016 annual incentive compensation and for all other named executive officers other than Mr. Muckenhirn, the achievement of the foregoing Company performance goals account for 80% of their annual incentive compensation while individual goals account for 20% of the 2016 annual incentive award. Individual employee objective attainment is capped at 150% of target.

The following table sets forth the Company performance goals, the relative weighting of each goal and the year-end results.

Goal	Weighting	Results	Payout
2016 GAAP Revenue	40%	Reported record revenue of $52.2 million for the full year which represented a 14% increase over the prior year	At Target
Launch Readiness for Sumatriptan	15%	Met shipment goals to product partner by stated timeline	At Threshold
Epinephrine Launch Readiness	7.5%	Completed shipment of substantially all devices under existing epinephrine purchase order by stated timeline	At Target
Assist Teva in Epinephrine approval	7.5%	Substantially all responses submitted to Teva within stated timeline	At Target

Prepare QST NDA submission to the FDA	20%	Completed submission to the FDA within specified timeframe	Above Target
Grow Alliance Business	10%	Development revenue exceeded budget	At Target
Total	100%		105.5%

At its February 2017 meeting, the Compensation Committee assessed whether and to what extent the applicable performance goals were achieved for 2016. As discussed above, the Compensation Committee determined that the Company performance goals were achieved at a level of 105.5%. The individual performance goals for Mr. Apple in 2016 aligned with the corporate goals set forth above. The individual goals for Mr. Graham included creating updated employment policies and procedures, continuing to expand the Company’s corporate compliance program, ensuring compliance with the Federal and State Aggregate Spending reporting requirements and supporting the Company’s business development activities. The Compensation Committee determined that Mr. Graham achieved 79% of the targeted level of performance with respect to his individual goals and awarded him a payout of 79% of target for this portion of the AIP. Mr. Powell was not eligible to participate in the AIP in 2016 and Mr. Fickenscher forfeited any annual incentive award for 2016 upon his resignation in September 2016.

Accordingly, the Compensation Committee awarded the following annual incentive awards for 2016 performance:

Name	Annual Incentive Award Target for 2016 ($)	Annual Incentive Award for 2016 ($)
Robert F. Apple	280,500	295,928
Fred Powell(1)	N/A	N/A
Peter J. Graham	142,688	142,973
Eamonn P. Hobbs(2)	320,100	22,205
James Fickenscher(3)	N/A	N/A

(1)	Mr. Powell was not eligible to receive an annual incentive award in 2016.
(2)	Mr. Hobbs’ employment with the Company ended January 24, 2016. He received a pro-rated 2016 annual incentive award based on the 24 days in which he worked in 2016.
(3)	Mr. Fickenscher was not eligible for a 2016 annual incentive award because he voluntarily ended his employment effective September 4, 2016.

Long-Term Incentives – Equity Compensation

We maintain the 2008 Equity Compensation Plan, which is a broad based omnibus equity compensation program that permits the Compensation Committee to award various types of equity based awards. The Compensation Committee approves all equity grants. The Compensation Committee may make off-cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. We do not backdate grants of stock options or common stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

In June 2016, the Company implemented “double trigger” vesting. Accordingly, unless the Compensation Committee determines otherwise with respect to a particular grant, to the extent a change of control of the Company occurs and the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) and if the awards are assumed by, or replaced with awards with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation), the awards will vest or become fully exercisable, as applicable on the date that the grantee is terminated by the Company without cause if such termination is upon or within 12 months following the change in control.

As with 2015, the total value of the annual long-term incentive plan award to each senior officer is targeted at the 75th percentile of the value of annual awards granted by other companies in the Company’s peer group, as described in the table below. The Compensation Committee determined that the 75th percentile of target value of the annual awards granted was appropriate given the aggressive performance hurdles for the performance stock unit program, the level of experience of the senior officers and the role the senior officers play in furthering the Company’s strategic corporate goals. However, due to the depressed stock price in 2016, the Compensation Committee determined that maintaining the value of the annual long-term incentive plan awards for 2016 at the 75th percentile would reward executives for a low share price, which the Compensation Committee did not want to reward, and would use too many of the shares reserved for issuance under the Company’s 2008 Equity Compensation Plan, as amended. Accordingly, long-term incentive plan awards were granted to Messrs. Apple, Graham and Fickenscher at the 38th percentile of the equity grant value awarded to executives of companies in the Company’s peer group, resulting in a grant value of 56% of the 75th percentile target.

Pursuant to the Company’s long-term incentive program for senior officers, as approved by the Board of Directors on June 2, 2016, upon the recommendation of the Compensation Committee, certain of its senior officers, including its named executive officers, receive the long-term incentive award value under the 2016 long-term incentive program in the form of performance stock units, restricted stock units and stock option grants to purchase the Company’s common stock. Under the program, one-third of the value of the annual award for each senior officer was delivered in the form of performance stock units, one-third of the value of the annual award was delivered in shares of restricted stock units and one-third of the value of the annual award was delivered in the form of stock options, in each case granted under the Company’s 2008 Equity Compensation Plan, as amended. The number of performance stock units that may ultimately be earned can vary based on the level of achievement attained over the performance period while the restricted stock unit and stock option awards represent a set number of units or options that vest over time based on continued employment by the named executive officer. The number of units or shares for each award type was determined using the Black Scholes model for options.

We believe that the performance-based restricted stock unit portion of the annual award is strongly aligned with shareholder interests because the performance goals established represent challenging milestones that should help create significant value to the Company if achieved. We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant. We believe the restricted stock unit awards provide an appropriate level of balance to the performance-oriented equity components of our long-term program. Additionally, restricted stock units use fewer shares than options, thereby benefitting stockholders because the dilutive effect is minimized.

The table below shows the aggregate target value of equity awards for each of the named executive officers participating in the 2016 long-term incentive program, the actual aggregate value of equity awards granted, as well as the value for each award type. In the tables that follow, the number of units or shares determined using the valuation tools described above are set forth.

Performance Stock Units

Performance stock unit awards were granted in June 2016. The performance stock unit awards are earned and vested and convert into actual shares of our common stock based on our attainment of certain performance goals measured over the three-year measurement period beginning January 1, 2016 and ending December 31, 2018, subject to continued employment or service with us through the specified periods. The actual number of shares of our common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of our performance as measured in terms of the following three performance goals:

●	Marketing Approval for QST from the FDA within certain time parameters (40%)

●	Launch of certain products within the performance period (40%)

●	Three-year total stockholder return (TSR) relative to the NASDAQ Biotechnology Index (20%)
○	50% payout if relative TSR is equal to or greater than 50th, but less than the 65th percentile of the index
○	100% payout if relative TSR is equal to or greater than 65th, but less than the 80th percentile of the index
○	150% payout if relative TSR is equal to or greater than 80th of the index

The performance goals were chosen by the Compensation Committee because the Compensation Committee believes that successful product development should create increased value for stockholders and the named executive officers should have a significant portion of their awards dependent upon relative total stockholder return.

Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved.

The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on our actual performance during the three-year performance period.

The actual number of performance stock units earned and vested will be determined by the Compensation Committee based on the actual performance level achieved with respect to the applicable performance goals, subject to the items for which performance goals may be adjusted pursuant to the 2008 Equity Compensation Plan and factoring in the weighting for each performance measure (as described above).

If a named executive officer’s employment or service with us terminates prior to the completion of the performance period, then the officer’s performance stock unit award will be forfeited, whether or not the performance goals are met. If a change of control occurs while a grantee is employed by, or providing services to, us, the performance stock unit award will vest as if target performance had been achieved as to each performance goal, such that the target number of shares subject to the award is deemed fully earned and vested as of the date of the change of control.

The grants made to Messrs. Apple, Graham and Fickenscher pursuant to the long-term incentive program were made on June 2, 2016. Mr. Fickenscher forfeited the performance stock unit grants made to him on June 2, 2016 when his employment ended on September 4, 2016. Mr. Powell was not eligible to participate in the long-term incentive program for 2016 because he commenced employment in the last half of 2016. Mr. Hobbs was not eligible because his employment ended on January 24, 2016, before any long-term incentive program awards were made. The table below summarizes the 2016 performance stock unit awards for the executive officers of the Company:

Named Executive Officer	Minimum Number of Actual Shares That May Be Earned	Target Number of Shares that May Be Earned	Maximum Number of Actual Shares That May Be Earned
Robert F. Apple	0	363,150	544,725
Fred Powell(1)	0	0	0
Peter J. Graham	0	121,050	181,575
Eamonn P. Hobbs(2)	0	0	0
James E. Fickenscher(3)	0	121,050	181,575

(1)    Mr. Powell commenced employment with the Company in October 2016 and did not receive any performance stock unit awards for 2016.

(2)    Mr. Hobbs’ employment with the Company ended January 24, 2016 and he was not eligible to receive any performance stock unit awards for 2016.

(3)    Mr. Fickenscher resigned and his employment with the Company ended September 4, 2016, at which time he forfeited the performance unit awards granted to him on June 2, 2016.

Stock Options and Restricted Stock Units

The stock options granted pursuant to the long-term incentive program (i) have a ten-year term, (ii) have an exercise price equal to the closing price of our common stock, as reported on NASDAQ on the date of grant, (iii) vest in quarterly installments over three years, and (iv) are otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2008 Equity Compensation Plan, including the newly implemented “double trigger” vesting provisions in the event of a change in control of the Company.

The restricted stock units granted pursuant to the long-term incentive program vest in annual installments over three years and are subject to “double trigger” vesting provisions in the event of a change in control of the Company.

The table below summarizes the 2016 restricted stock units and stock options awarded to the executive officers of the Company pursuant to the long-term incentive program:

Named Executive Officer	Number of Restricted Stock Units	Number of Stock Options
Robert F. Apple	363,150	1,023,700(1)
Fred Powell	0	150,000(2)
Peter J. Graham	121,050	257,900
Eamonn P. Hobbs(3)	0	0
James E. Fickenscher	121,050(4)	257,900(4)

(1)

The stock option grants to Mr. Apple include a sign-on stock option grant to purchase 250,000 shares of our common stock made in connection with Mr. Apple’s promotion to President and Chief Executive Officer. The sign-on stock option grant vests in equal quarterly installments over three years from the date of grant.

(2)

The stock option grant to Mr. Powell was a sign-on stock option grant made in connection with the commencement of his employment. The option vests in equal quarterly installments over three years from the date of grant.

(3)	Mr. Hobbs’ employment with the Company ended January 24, 2016 so he was not eligible to receive any restricted stock unit awards or stock option grants in 2016.
(4)	Mr. Fickenscher forfeited the restricted stock units and stock options granted to him on June 2, 2016 when his employment ended on September 4, 2016.

Performance Results on Performance Stock Units granted in 2013, 2014 and 2015

In 2013 the Compensation Committee granted performance-based stock units to certain executive officers under the Company’s 2008 Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three-year period commencing on January 1, 2013 and ending on December 31, 2015, or a four-year performance period commencing on January 1, 2013 and ending on December 31, 2016. Mr. Apple is the only executive officer granted such performance-based stock units who continues to be employed by the Company. The Compensation Committee determined that the revenue goal for the 2013 to the 2015 performance period was not achieved. Accordingly, Mr. Apple forfeited the units under the award related to the revenue target. The Compensation Committee determined that the goal related to business development out-licensing was achieved at target and the goal related to QST NDA filing was achieved at threshold performance. Accordingly, Mr. Apple earned an aggregate of 16,835 shares of our common stock based on achievement of the applicable performance goals.

In 2014 the Compensation Committee granted performance-based stock units to certain executive officers under the Company’s 2008 Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three-year performance period commencing January 1, 2014 and ending December 31, 2016, or a four-year performance period commencing January 1, 2014 and ending December 31, 2017. Mr. Apple is the only executive officer granted such performance-based stock units who continues to be employed by the Company. The goals related to revenues and total stockholder return under the 2014 grant were not achieved by December 31, 2016 and Mr. Apple forfeited the units under the award related to the revenue and total shareholder return targets. The extent to which the goal related to the timing of the launch of QST under the 2014 grant will be achieved will be determined by the Compensation Committee following the end of the four-year performance period ending on December 31, 2017.

In 2015 the Compensation Committee granted performance-based stock units to certain executive officers under the Company’s 2008 Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three-year performance period commencing January 1, 2015 and ending December 31, 2017. Mr. Apple is the only executive officer granted such performance-based stock units who continues to be employed by the Company. The extent to which the goals will be achieved will be determined by the Compensation Committee following the end of the three-year performance period ending on December 31, 2017.

For additional information regarding stock option and restricted stock unit award terms, see the narrative accompanying the Grants of Plan-Based Awards table. The dollar amount shown in the Summary Compensation Table reflects the aggregate grant date fair value of the option awards. See the footnotes to the Summary Compensation Table for further information.

Keith Muckenhirn

Mr. Muckenhirn’s base salary during 2016 was $249,600. He received an additional $6,000 stipend for each of September and October 2016, covering the period in which he serviced Interim Chief Financial Officer. Mr Muckenhirn participates in the AIP, with a target bonus of $62,400, which is 25% of base salary. The Company performance goals account for 75% of Mr. Muckenhirn’s annual incentive compensation while individual goals account for 25% of his annual incentive award. The Compensation Committee determined that Mr. Muckenhirn achieved 100% of the targeted level of performance with respect to his individual goals, and along with the achievement of the corporate goals, awarded him a total payout of $64,974 under the AIP. Mr. Muckenhirn is not eligible to participate in the long-term incentive program for senior officers. However on June 2, 2016, he received a stock option grant to purchase 40,000 shares in connection with the Company’s long-term incentive grant practices for key employees who are not senior officers. Mr. Muckenhirn’s potential severance benefits under the Severance Plan are described below under “Employment Agreement, Severance Plan and Potential Payments upon Termination – Severance Plan – Muckenhirn.”

Perquisites

We do not have programs for providing personal benefit perquisites to named executive officers, such as separate parking or dining facilities.

Broad-Based Programs

Our named executive officers participate in our broad-based group health plan and 401(k) savings plan offered to all full time employees of the Company.

In February 2016, the Board of Directors approved an amendment to the 401(k) plan which replaces the discretionary company contribution match formula with a defined company contribution match equal to 50% of each employee’s deferral in the 401(k) plan up to the maximum deferrals permitted under the Internal Revenue Code. Additionally, the match was contributed with each semi-monthly payroll.

Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan. Please see the table titled “Security Ownership of Directors and Executive Officers” for information regarding stock ownership of our named executive officers.

The Company pays the premiums for group term life and disability insurance coverage for the named executive officers on the same terms that apply to all Company employees.

Compensation Adviser Independence

In connection with the compensation reviews conducted throughout 2016, the Compensation Committee worked directly with Pearl Meyer. Pearl Meyer reported directly to the Compensation Committee and all work conducted by Pearl Meyer for the Company is on behalf, under the direction and the authority, of the Compensation Committee. Pearl Meyer was engaged to provide an executive compensation analysis for 2016, as well as a non-

employee director analysis and severance compensation recommendations. Pearl Meyer did not provide services to the Company other than the foregoing consulting services and have no other direct or indirect business relationships with the Company or any of its affiliates.

After examining whether there was a conflict of interest present between the Company and Pearl Meyer, the Compensation Committee concluded that Pearl Meyer did not have any conflicts of interest during 2016. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule  10C-1.

Stock Ownership Guidelines

While we do not have formal stock ownership guidelines or holding requirements, in the past our named executive officers continued to hold a majority of the shares issued to them upon vesting or upon attainment of the performance criteria under the performance stock unit awards. Please see the table entitled “Security Ownership of Directors and Executive Officers” for information regarding the holdings of common stock of our current named executive officers.

Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction), as well as trading in derivative securities of the Company’s stock or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. The insider trading policy also prohibits any director, officer or other employee from pledging our securities as collateral. None of our directors or executive officers has hedged our common stock. Additionally, none of our directors or executive officers has any outstanding pledges of our common stock. As of December 31, 2016, none of our named executive officers sold shares of stock under 10(b)5-1 plans in 2016.

Clawback Policy

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The 2008 Equity Compensation Plan includes a provision that all grants made under the 2008 Equity Compensation Plan are subject to applicable provisions of our Company’s clawback or recoupment policy approved by the Board of Directors or a duly authorized Committee thereof, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2008 Equity Compensation Plan.

Ongoing and Post-Employment Compensation

We are a party to employment agreements with Messrs. Apple, Powell and Graham, which provide for special benefits upon certain types of termination events. Except for certain continuing obligations of the employee described below, the employment agreements for Messrs. Hobbs and Fickenscher ended upon termination of their employment in 2016. In addition, the Company maintains the Antares Pharma, Inc. Severance Plan (the “Severance Plan”) for the benefit of eligible U.S. employees of the Company, with features suggested by Pearl Meyer. The employment agreements and the Severance Plan are designed to be part of a competitive compensation package and provide for severance pay and benefits upon an involuntary termination and for increased severance pay and benefits in the event an eligible employee is terminated from employment in connection with a “change of control” of the Company. The employment agreements for Messrs. Graham and Fickenscher were amended and restated, effective June 30, 2016, to address Pearl Meyer’s findings that the Company’s current severance practice for Messrs. Graham and Fickenscher was below market practice. The description of these agreements and the Severance Plan below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Employment Agreement, Severance Plan and Potential Payments upon Termination

Our employment agreements with Messrs. Apple, Powell and Graham that were in effect in 2016 provide for certain severance payments and other benefits if we terminate such named executive officers’ employment without “cause,” or if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a “change of control.” Certain enhanced severance benefits are payable if the termination is in connection with a change of control. A general description of the terms of the employment agreements is set forth in the discussion below. Also described below are the payments received by Messrs. Hobbs and Fickenscher when their employment ended in 2016. Mr. Muckenhirn is eligible for benefits under the Antares Severance Plan, as described below.

Employment Agreements – Apple, Powell and Graham

The employment agreements with Messrs. Apple, Powell and Graham entitle the named executive officers to receive a base salary and an annual performance-based bonus, and provide that they are eligible to participate in any long-term incentive equity incentive programs established by the Company for senior level executives, including the Company’s 2008 Plan.

Under the employment agreements, Messrs. Apple, Powell and Graham are entitled to severance in the event of a termination by the Company without cause or by the named executive officer for good reason.

For Messrs. Apple, Powell and Graham, in the event of such termination of employment within the period beginning 60 days immediately prior to a change of control and ending on the last day of the 18-month period immediately following a change of control (the “Change of Control Protection Period”), the named executive officers are entitled to severance equal to:

●

one and one-half times the sum of (i) his then-current annual base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs paid in monthly installments over the 18-month period following termination of employment, or in the case of Mr. Apple, two times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the year in which the termination of employment occurs paid in monthly installments over the 24-month period following termination of employment;

●

a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days that the named executive officer was employed by the Company in the year of his termination;

●

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 18 months, or until the date the executive obtains coverage from a new employer; and

●

all outstanding equity grants held by the executive immediately prior to his termination date which vest over time based upon the officer’s continued service will accelerate, become fully vested and/or exercisable, as the case may be, as of the termination date.

In the event the employment of Messrs. Apple, Powell or Graham is terminated by the Company without cause or by the named executive officer for good reason before or after the Change of Control Protection Period, the named executive officer is entitled to severance equal to:

●

the sum of (i) his then-current annual base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs, paid in monthly installments over the 12-month period following termination of employment, or in the case of Mr. Apple, one and one-quarter times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the year in which the termination of employment occurs, paid in monthly installments over the 15-month period following termination of employment;

●	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days the executive was employed by the Company in the year of his termination;
●	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if the executive were an employee, for the shorter of 12 months for Messrs. Powell and Graham and 15 months for Mr. Apple, or until the date he obtains coverage from a new employer; and

●

with respect to all outstanding equity grants held by the executive immediately prior to his termination date which vest over time based upon the named executive officer’s continued service, the portion that would have become vested during the 12 month period (or 15-month period for Mr. Apple) following the named executive officer’s termination date had he remained employed during such 12 month period (or 15-month period for Mr. Apple) will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date.

In the event that the employment of Messrs. Apple, Powell or Graham is terminated by the Company without cause or by Messrs. Apple, Powell or Graham for good reason and the named executive officer does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, the named executive officer will not be entitled to the severance benefits set forth above.

If the employment of Messrs. Apple, Powell or Graham is terminated for any reason, including by the Company for cause, on account of the named executive officers’ death or disability, or if the named executive officer terminates his employment for any reason other than good reason, then the Company will pay the named executive officer all amounts earned, accrued and owing but not yet paid as of the date of his termination, including base salary, bonus, accrued and unused vacation and expenses incurred, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

The employment agreements also provide that if the payments and benefits otherwise payable to Messrs. Apple, Powell and Graham under the employment agreements would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Messrs. Apple, Powell or Graham with a greater net after-tax benefit than would no reduction.

The employment agreements provide that at all times during the employment of Messrs. Apple, Powell or Graham and thereafter, each named executive officer will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of the employment agreement. In addition, during the term of their employment with the Company and for a specified period of time thereafter, the named executive officer cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company. Such specified period is the 12 month period after employment termination form Messrs. Powell and Graham (or the 18-month period if Messrs. Powell’s or Graham’s employment is terminated by the Company without cause or by Messrs. Powell or Graham for good reason during the Change of Control Protection Period) or for Mr. Apple the 15-month period after their termination of employment (or the 24-month period if Mr. Apple’s employment is terminated by the Company without cause or by Mr. Apple for good reason during the Change of Control Protection Period).

Termination for “good reason” generally means a termination initiated by the named executive officer in response to one or more of the following events: (i) a material decrease in the base salary of the named executive officer, (ii) a decrease in the target annual bonus below a specified percentage, (iii) a change in the designation of title, unless such change is to a higher title and level of responsibility, that results in a material diminution of the named executive officer’s authority, duties and responsibilities, (iv) a relocation of the principal business location to a location that is 60 miles or more from Ewing, New Jersey, (v) the Company’s failure to materially comply with the terms of the employment agreement, (vi) the failure of the Company to require a successor to assume the obligations of the Company to the named executive officer under the named executive officer’s employment agreement or any other agreement between the named executive officer and the Company, or (vii) the Company’s delivery to the named executive officer of a notice of its intent not to renew the term of the employment agreement, provided that the named executive officer is willing and able to execute a new contract providing terms and conditions substantially similar to the those in the agreement and to continue providing services to the Company. In order for a termination to be on account of good reason, the named executive officer must notify the Company of the officer’s intention to terminate for good reason, the Company has an opportunity to cure the action or omission that constitutes the ground for good reason and the named executive officer must terminate employment for good reason shortly after the end of the Company’s cure period.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (A) dishonesty, fraud or misrepresentation in connection with employment, (B) theft, misappropriation or embezzlement of the Company’s funds or resources, (C) conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (D) a breach by the officer of any material term of the employment agreement. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

The following tables set forth information regarding potential payments upon termination of employment for Messrs. Apple, Powell and Graham, including in connection with a change of control, estimated as of December 31, 2016, assuming the termination and change of control occurred on December 31, 2016, under the terms of their respective employment agreements.

Apple

	Salary ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Impact of 280G(5)	Total ($)
Termination without cause	988,125	295,928	976,861	34,453	—	2,295,367
Termination for good reason	988,125	295,928	976,861	34,453	—	2,295,367
Non-renewal of agreement	988,125	295,928	976,861	34,453	—	2,295,367
Change of control(6)	1,581,000	295,928	3,494,482	41,344	—	5,412,754

(1)

Payable in regular payroll installments over 15 months if the termination occurs before or after the Change in Control Protection Period, or over 24 months if the termination occurs during the Change in Control Protection Period.

(2)

Represents the pro-rated annual bonus payment for 2016, based on actual performance and the number of days that Mr. Apple was employed by the Company in 2016. The pro-rated bonus will be paid in a lump sum.

(3)

Includes the value of the unvested options, time-based restricted stock grants and performance-based restricted stock unit grants held by Mr. Apple as of December 31, 2016. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested during the 15-month period following his termination date had he remained employed during such 15 month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding equity grants will accelerate upon termination of employment. The performance-based restricted stock unit grants will vest at target on a change of control.

(4)

All Other Compensation consists of the continuation of health and dental insurance benefits for either 15 months, or, if the termination occurs upon or within 12 months following a change of control, 18 months.

(5)

Mr. Apple’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Apple under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2016, Mr. Apple would receive a greater net after-tax benefit if all amounts are paid and Mr. Apple pays the excise tax under section 4999 of the Internal Revenue Code, rather than reducing the payments and benefits payable to Mr. Apple to avoid any such excise tax.

(6)	These amounts assume that Mr. Apple’s employment was terminated without cause or for good reason on the date of a change of control.

Powell

	Salary ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Impact of 280G(5)	Total ($)
Termination without cause	483,000	—	28,500	27,563	—	539,063
Termination for good reason	483,000	—	28,500	27,563	—	539,063
Non-renewal of agreement	483,000	—	28,500	27,563	—	539,063
Change of control(6)	724,500	—	85,500	41,344	—	851,344

(1)

Payable in regular payroll installments over 12 months if the termination occurs before or after the Change in Control Protection Period or over 18 months if the termination occurs during the Change in Control Protection Period.

(2)

Represents the pro-rated annual bonus payment for 2016, based on actual performance and the number of days that Mr. Powell was employed by the Company in 2016. Mr. Powell was not eligible for an annual bonus for 2016.

(3)

Includes the value of the unvested options held by Mr. Powell as of December 31, 2016. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options that would have become vested and exercisable during the 12-month period following his termination date had he remained employed during such 12 month period will accelerate, become fully vested and exercisable, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding options will accelerate and become exercisable upon termination of employment.

(4)

All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.

(5)

Mr. Powell’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Powell under the employment agreement or otherwise would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Powell with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2016, Mr. Powell would not be subject to an excise tax under section 4999 of the Internal Revenue Code if all amounts were paid, so no reduction to his payments would apply.

(6)	These amounts assume that Mr. Powell’s employment was terminated without cause or for good reason on the date of a change of control.

Graham

	Salary ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Impact of 280G(5)	Total ($)
Termination without cause	499,408	142,973	198,035	27,563	—	867,979
Termination for good reason	499,408	142,973	198,035	27,563	—	867,979
Non-renewal of agreement	499,408	142,973	198,035	27,563	—	867,979
Change of control(6)	749,112	142,973	824,142	41,344	—	1,757,571

(1)

Payable in regular payroll installments over 12 months if the termination occurs before or after the Change in Control Protection Period or over 18 months if the termination occurs during the Change in Control Protection Period.

(2)

Represents the pro-rated annual bonus payment for 2016, based on actual performance and the number of days that Mr. Graham was employed by the Company in 2016. The pro-rated bonus will be paid in a lump sum.

(4)

All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.

(5)

Mr. Graham’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Graham under the employment agreement or otherwise would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Graham with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2016, Mr. Graham’s payments and benefits would be reduced to an amount to avoid any excise tax under section 4999 of the Internal Revenue Code because that would provide Mr. Graham with a greater net after-tax benefit than would no reduction.

(6)	These amounts assume that Mr. Graham’s employment was terminated without cause or for good reason on the date of a change of control.

Separation and Consulting Services Agreement - Hobbs

The Company and Mr. Hobbs were parties to an employment agreement that provided for certain severance payments and benefits subject to the execution and non-revocation by Mr. Hobbs of a written release in a form acceptable to the Company. Effective February 4, 2016, the Company and Mr. Hobbs entered into a Separation and Consulting Services Agreement (“Separation Agreement”). Mr. Hobbs’ last day of employment was January 24, 2016. In connection with Mr. Hobbs’ termination of employment on January 24, 2016, he received the benefits described below on account of a termination by the Company without cause prior to the Change in Control Protection Period, pursuant to the terms of his employment agreement.

In consideration for the release provided by Mr. Hobbs in the Separation Agreement, and for continuing compliance with the obligations contained in the Separation Agreement, Mr. Hobbs received severance payments and benefits in accordance with terms of the Separation Agreement, which includes, among other severance payments and benefits, all severance payments and benefits that he is entitled to under the employment agreement.

Pursuant to the terms of the Separation Agreement, Mr. Hobbs received the following:

●	Twelve months of continued base salary, payable in monthly installments.
●

Reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if Mr. Hobbs were an employee, from the date of termination of employment through December 2016, which is when Mr. Hobbs became eligible for comparable coverage from a subsequent employer.

●

With respect to all outstanding equity grants held by Mr. Hobbs immediately prior to his last day of employment which vest based upon Mr. Hobbs’ continued service over time, the portion that would have become vested during the 12-month period following the last day of employment accelerated, became fully vested and exercisable, as of the last day of Mr. Hobbs’ employment.

●	An amount equal to $332,904, less applicable withholding taxes, which is Mr. Hobbs’ 2015 annual bonus earned during 2015 based on the attainment of Company performance goals and paid in April 2016.
●

An amount equal to $22,205, less applicable withholding taxes, which is Mr. Hobbs’ 2016 annual bonus earned based on the attainment of Company performance goals, multiplied by a fraction, the numerator of which is 24 (representing the number of days in which Mr. Hobbs was employed by Company during 2016), and the denominator of which is 365, which was paid in April 2017.

●	An amount equal to $67,152, which is equal to 30 days’ of his base salary and was paid in lieu of the Company providing 30 days’ notice of termination.
●	Mr. Hobbs continued to provide services to the Company as a consultant until January 23, 2017. The post-termination exercise periods applicable to Mr. Hobbs’ stock options commenced as of the end of the consulting period and extended until April 23, 2017.

Following his termination of employment, Mr. Hobbs continues to be bound by the confidentiality, non-competition, non-solicitation of employees and customers and non-disparagement covenants in the employment agreement.

The following table sets forth information regarding the payments Mr. Hobbs was entitled to upon his termination of employment:

	Salary ($)(1)	Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)

Termination without cause	582,000	355,109	116,790	98,915	1,152,814

(1)	Payable in regular payroll installments over 12 months.
(2)

The amount includes the sum of (i) $332,904, which was Mr. Hobbs’ 2015 annual bonus earned during 2015 based on the attainment of Company performance goals and paid in April 2016, plus (ii) $22,205, which was Mr. Hobbs 2016 annual bonus earned based on the attainment of Company performance goals, multiplied by a fraction, the numerator of which is 24 (representing the number of days in which Mr. Hobbs was employed by Company during 2016), and the denominator of which is 365. The 2015 annual bonus was paid in a lump sum in April 2016 and the pro-rated 2016 annual bonus was paid to Mr. Hobbs in a lump sum in April 2017, in each case, when annual bonuses were paid to other Company executives, based on actual attainment of such goals.

(3)

The amount includes the value of time-based restricted stock units granted on June 23, 2014 and May 28, 2015 that vested immediately upon termination of Mr. Hobbs’s employment. The value of the unvested options was zero because they were underwater as of the date of Mr. Hobbs’ termination of employment.

(4)

 The amount includes $67,152, as pay in lieu of 30 days’ notice of termination, $15,949 as pay for accrued but unused vacation and $15,814 as payment for the Company’s portion of continued health and dental benefits through COBRA.

Amended and Restated Employment Agreement - Fickenscher

Mr. Fickenscher was a party to an amended and restated employment agreement with the Company, effective as of June 30, 2016. Mr. Fickenscher resigned from his position with the Company effective September 4, 2016 and his employment agreement ended upon his resignation. Following his termination of employment, Mr. Fickenscher continues to be bound by the confidentiality, non-competition, non-solicitation of employees and customers and non-disparagement covenants in the employment agreement.

As a result of Mr. Fickenscher’s resignation, the Company paid Mr. Fickenscher his base salary and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the Company. Mr. Fickenscher was not entitled to, nor was he paid any, severance as a result of his resignation.

Severance Plan – Muckenhirn

Although the Severance Plan sets forth conditions to receipt of severance benefits and specifies the amount of severance benefits to be provided to participants, the Company has complete discretion to provide severance benefits to participants who otherwise would be ineligible, deny severance benefits to participants who otherwise would be eligible and provide severance benefits in amounts that differ from those set forth in the Severance Plan.

If the Company determines, in its sole discretion, that a named executive officer’s employment with the Company has been terminated by the Company and the named executive officer is not otherwise ineligible for severance pay, the named executive officer may be eligible to receive severance benefits under the Severance Plan; provided the named executive officer complies with certain terms of the Severance Plan, including, but not limited to, signing and not revoking the Company’s standard waiver and release. The named executive officer may further be required, in the discretion of the Company, to agree to any confidentiality, non-competition, non-solicitation, non-disparagement and other covenants as the Company, in its sole discretion, deems appropriate, and the named executive officer may be required to agree to such additional terms and conditions related to the termination of the employment relationship that the Company, in its sole discretion, decides to require as a condition of receiving severance benefits under the Severance Plan.

If Mr. Muckenhirn’s employment was terminated by the Company, to the extent the Company determines that Mr. Muckenhirn is eligible to receive severance benefits under the Severance Plan, he is eligible to receive 32 weeks of his base salary, paid in installments in accordance with the Company’s normal payroll practices. If his termination of employment occurs upon or within 12 months following a change of control, then Mr. Muckenhirn is eligible to receive 48 weeks of base salary, paid in installments in accordance with the Company’s normal payroll practices, plus a pro-rated annual bonus at target for the year of termination. In addition, upon such termination of employment upon or within 12 months following a change of control, all of Mr. Muckenhirn’s then outstanding equity awards granted pursuant to the 2008 Equity Compensation Plan (or a successor plan), that vest based on Mr. Muckenhirn’s continued service with the Company will accelerate, become fully vested and, to the extent applicable, exercisable.

In addition, for the period of time for which Mr. Muckenhirn is eligible to receive severance payments under the Severance Plan, the Company will reimburse Mr. Muckenhirn for the COBRA premiums paid by Mr. Muckenhirn for himself and his eligible dependents for continued coverage under the Company’s group health plan, less the amount he would have been required to contribute for group health coverage for such benefits if he were still an active employee of the Company.

If the payments and benefits otherwise payable to Mr. Muckenhirn under the Severance Plan would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Muckenhirn with a greater net after-tax benefit than would no reduction.

The following table sets forth information regarding potential payments upon termination of employment for Mr. Muckenhirn, including in connection with a change of control, estimated as of December 31, 2016, assuming the termination and change of control occurred on December 31, 2016, under the terms of the Severance Plan.

	Salary ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Impact of 280G(5)	Total ($)
Termination without cause	153,600	—		14,170	—	167,770
Change of control(6)	230,400	62,400	43,425	21,255	—	357,480

(1)

Payable in regular payroll installments over 32 weeks if the termination occurs before or more than 12 months after a change in control or over 48 weeks if the termination occurs upon or within 12 months following.

(2)	Represents the pro-rated annual bonus payment for 2016, based on target performance and the number of days that Mr. Muckenhirn was employed by the Company in 2016.
(3)

Includes the value of the unvested options held by Mr. Muckenhirn as of December 31, 2016. If the termination occurs upon or within 12 months after a change in control, all of the outstanding options will accelerate and become exercisable.

(4)

All Other Compensation consists of the continuation of health and dental insurance benefits for either 32 weeks, or, if the termination occurs upon or during the 12 months following a change in control, 48 weeks.

(5)	Mr. Muckenhirn’s employment agreement also provides that if the payments and benefits otherwise payable to Mr. Muckenhirn under the employment agreement or otherwise would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Muckenhirn with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2016, Mr. Muckenhirn would not be subject to an excise tax under section 4999 of the Internal Revenue Code if all amounts were paid, so no reduction to his payments would apply.

(6)	These amounts assume that Mr. Muckenhirn’s employment was terminated without cause on the date of a change of control.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2008 Equity Compensation Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2008 Equity Compensation Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Internal Revenue Code if the Compensation Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Internal Revenue Code. While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mr. Gueth (Chair)

Dr. Jacob

Mr. Samson

Members of the Compensation Committee

Summary Compensation Table

The following table provides information regarding the compensation for 2016, 2015 and 2014 of our named executive officers.

Name and Principal Position	Year	Salary($)	Bonus ($) (1)	Stock Awards($) (2)	Option Awards($) (3)	Non-Equity Incentive Plan Compensation($) (4)	All Other Compensation($) (5)	Total ($)
Robert F. Apple Chief Executive Officer Chief Operating Officer	2016 2015 2014	504,774 429,000 391,084	- 1,000	822,898(6) 607,026(7) 290,290(8)	533,704 449,730 100,017	295,928 177,091 -	13,273 9,959 10,064	2,170,577 1,673,806 791,455

Fred M. Powell(9) Senior Vice President Chief Financial Officer	2016	58,827	-	-	132,195	-	119	191,141

Peter J. Graham(10) Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources and Corporate Secretary	2016 2015	356,720 159,847	- 1,000	274,299(11) -	142,593 138,337	142,973 70,795	9,477 400	926,062 370,379

Eamonn P. Hobbs(12) Chief Executive Officer	2016 2015 2014	628,726(13) 582,000 292,923	- 1,000	- 1,047,441(14) 798,300(15)	- 451,051 862,000	- 332,904 -	677 12,959 40,524	629,403 2,427,355 1,993,747

James E. Fickenscher(16) Chief Financial Officer	2016 2015 2014	245,467 350,000 43,750	- 1,000	274,299(11) 406,192 (17) -	142,593 227,522 183,795	- 144,480 -	9,416 12,959 -	671,775 1,142,153 227,545

Keith Muckenhirn(18) Vice President, Finance, Corporate Controller, Interim Chief Financial Officer	2016	261,092	-	-	22,116	64,974	13,273	361,455

(1)	Represents holiday bonuses given to every employee of the Company, including the NEOs.
(2)

This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for all restricted stock and performance-based restricted stock awards granted under our 2008 Equity Compensation Plan in Fiscal 2016, 2015 and 2014. The grant date fair values of the performance-based restricted stock awards were determined based on the probable (i.e., the target) number of shares that could be awarded to each named executive officer. The assumptions used in determining the amounts in this column are set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The following table shows the aggregate grant date fair value of the performance-based restricted stock awards granted in 2016 assuming that the highest level of performance is achieved:

Name	Number of Shares Assuming Maximum Performance (#)	Grant Date Fair Value Assuming Maximum Performance ($)
Robert F. Apple	544,725	624,255
Peter J. Graham	181,575	208,085
James E. Fickenscher	181,575	208,085

(3)

The amounts shown for option awards relate to option awards granted under our 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the awards, computed in accordance with Statement of FASB ASC 718. The assumptions used in determining the amounts in this column are set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. For information regarding the number of shares subject to 2016 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 46.

(4)

The amounts shown for 2016 and 2015 represent performance based incentive compensation paid in cash. No amount is shown for the named executive officers for 2014 because the Compensation Committee determined that the annual incentive compensation payment for 2014 achievements for the named executive officers would be paid in the form of stock options in lieu of cash, based on 80% achievement of the applicable performance goals.

(5)

The amounts in this column include Company matching contributions under the Company’s 401(k) plan, term life and disability insurance premiums. Also included in the amounts in this column is the amount of moving expenses provided to Mr. Hobbs.

The amounts for 2016 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Robert F. Apple	12,000	637	636
Fred M. Powell	-	64	55
Peter J. Graham	8,204	637	636
Eamonn P. Hobbs	-	317	360
James E. Fickenscher	8,500	445	471
Keith Muckenhirn	12,000	637	636

The amounts for 2015 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Robert F. Apple	9,000	375	584
Peter J. Graham	-	156	244
Eamonn P. Hobbs	12,000	375	584
James E. Fickenscher	12,000	375	584

The amounts for 2014 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Moving Expenses ($)
Robert F. Apple	8,750	570	744	-
Eamonn P. Hobbs	11,500	237	310	28,477

(6)	Represents the aggregate grant date fair value of $416,170 for performance-based restricted stock awards and $406,728 for restricted stock awards.
(7)	Represents the aggregate grant date fair value of $296,825 for performance-based restricted stock awards and $310,201 for restricted stock awards.
(8)	Represents the aggregate grant date fair value of $190,291 for performance-based restricted stock awards and $99,999 for restricted stock awards.
(9)	Mr. Powell joined our Company as our Senior Vice President, Chief Financial Officer on October 31, 2016.
(10)	Mr. Graham joined our Company as our Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Corporate Secretary on July 14, 2015.
(11)	Represents the aggregate grant date fair value of $138,723 for performance-based restricted stock awards and $135,576 for restricted stock awards.
(12)	Mr. Hobbs was appointed as our President and Chief Executive Officer effective June 23, 2014. His employment ended on January 24, 2016.
(13)	The amount includes $509,250 paid as severance to Mr. Hobbs. His employment with the Company ended on January 24, 2016.
(14)	Represents the aggregate grant date fair value of $512,181 for performance-based restricted stock awards and $535,260 for restricted stock awards.
(15)	Represents the aggregate grant date fair value of $523,300 for performance-based restricted stock awards and $275,000 for restricted stock awards.
(16)	Mr. Fickenscher joined our Company as our Senior Vice President and Chief Financial Officer on November 17, 2014. His employment ended effective September 4, 2016.
(17)	Represents the aggregate grant date fair value of $198,621 for performance-based restricted stock awards and $207,571 for restricted stock awards.
(18)	Mr. Muckenhirn was appointed as our interim Chief Financial Officer effective September 4, 2016 and served until October 31, 2016.

Grants of Plan-Based Awards – 2016

The following table provides details regarding plan-based awards granted to our named executive officers in 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $(5)
Name	Grant Date	Target ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Robert F. Apple	03/10/16	-	-	-	-	-	250,000	0.88	105,925
	06/02/16	-	-	-	-	-	773,700	1.12	427,779
	06/02/16	-	-	-	-	363,150	-	-	406,728
	06/02/16	-	181,575	363,150	544,725	-	-	-	416,170
	-	280,500	-	-	-	-	-	-	-

Fred M. Powell(6)	10/31/16	-	-	-	-	-	150,000	1.76	132,195

Peter J. Graham	06/02/16	-	-	-	-	-	257,900	1.12	142,593
	06/02/16	-	-	-	-	121,050	-	-	135,576
	06/02/16	-	60,525	121,050	181,575	-	-	-	138,723
	-	142,688	-	-	-	-	-	-	-

Eamonn P. Hobbs	-	-	-	-	-	-	-	-	-

James E. Fickenscher(7)	06/02/16	-	-	-	-	-	257,900	1.12	142,593
	06/02/16	-	-	-	-	121,050	-	-	135,576
	06/02/16	-	60,525	121,050	181,575	-	-	-	138,723

Keith Muckenhirn	06/02/16	-	-	-	-	-	40,000	1.12	22,116
	-	62,400	-	-	-	-	-	-	-

(1)

The amounts reflected are the 2016 annual incentive awards for each named executive officer assuming target level performance, pro-rated based on the number of days the named executive officer was employed with the Company in 2016. Messrs. Powell and Fickenscher did not receive any non-equity incentive plan awards for 2016 due to the timing of their appointment and departure, respectively.

(2)

Represent performance stock unit awards made to the executive officers which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three-year period beginning January 1, 2016 and ending December 31, 2018, respectively, and the executive officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following three performance goals: two three-year targets relating to product development (each weighted at 40%) and the Company’s total stockholder return over the 12 months in calendar year 2018 as compared to the companies in the NASDAQ Biotechnology Index over the same period (weighted at 20%). Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units earned if the threshold level is achieved; 100% of the performance stock units earned if the target level is achieved and 150% of the performance stock units earned if the maximum level is achieved. The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three-year performance period.

(3)

The stock unit awards were granted under our 2008 Equity Compensation Plan. The stock unit awards vest over three years, becoming exercisable as to 33.33% of the units annually following the date of grant.

(4)

The option awards were granted under our 2008 Equity Compensation Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control.

(5)	The grant date fair value is computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.
(6)	Mr. Powell joined the Company on October 31, 2016.
(7)	Mr. Fickenscher’s voluntary resignation became effective on September 4, 2016, at which time all of his unvested awards under the Plan were forfeited.

Outstanding Equity Awards at Fiscal Year-End – 2016

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2016.

		Option Awards				Stock Awards
Name	Grant Date *	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert F. Apple	5/10/07	40,000	-	1.6500	5/9/17	-	-	-	-
	5/14/08	82,500	-	0.8500	5/13/18	-	-	-	-
	11/12/08	43,000	-	0.4700	11/11/18	-	-	-	-
	11/12/09	100,000	-	1.1000	11/11/19	-	-	-	-
	11/11/10	100,000	-	1.5200	11/10/20	-	-	-	-
	5/17/11	97,000	-	1.6600	5/16/21	-	-	-	-
	5/17/12	110,000	-	2.9400	5/16/22	-	-	-	-
	7/6/12	21,658	-	4.2600	7/5/22	-	-	-	-
	5/22/13	59,524	-	3.9600	5/21/23	-	-	-	-
	5/29/14	46,917	9,383	3.0900	5/28/24	10,788	25,136	43,150	100,540
	3/10/15	95,500	-	2.6200	3/9/25	-	-	-	-
	5/28/15	144,396	144,390	2.1800	5/28/25	94,862	221,028	142,294	331,547
	3/10/16	62,499	187,501	0.8800	3/10/26	-	-	-	-
	6/2/16	128,950	644,750	1.1200	6/2/26	363,150	846,140	363,150	846,140

Fred M. Powell	10/31/16	-	150,000	1.7600	10/31/26	-	-	-	-
Peter J. Graham	7/14/15	52,085	72,915	2.2900	07/14/25	-	-	-	-
	6/2/16	42,984	214,916	1.1200	6/2/26	121,050	282,047	121,050	282,047

Eamonn P. Hobbs(3)	8/12/09	20,000	-	0.9500	4/23/17	-	-	-	-

		Option Awards				Stock Awards
Name	Grant Date *	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	11/12/09	10,000	-	1.1000	4/23/17	-	-	-	-
	5/27/10	40,000	-	1.6000	4/23/17	-	-	-	-
	5/17/11	40,000	-	1.6600	4/23/17	-	-	-	-
	9/9/11	20,000	-	2.2400	4/23/17	-	-	-	-
	6/23/14	416,667	-	3.0100	4/23/17	-	-	121,816	283,831
	3/10/15	92,500	-	2.6200	4/23/17	-	-	-	-
	5/28/15	146,835	-	2.1800	4/23/17	-	-	245,532	572,090

James E. Fickenscher(4)	-	-	-	-	-	-	-	-	-

Keith Muckenhirn	5/10/07	15,000	-	1.6500	5/9/17	-	-	-	-
	5/14/08	45,000	-	0.8500	5/13/18	-	-	-	-
	11/12/08	20,000	-	0.4700	11/11/18	-	-	-	-
	11/12/09	45,000	-	1.1000	11/11/19	-	-	-	-
	11/11/10	35,000	-	1.5200	11/10/20	-	-	-	-
	5/17/12	20,000	-	2.9400	5/16/22	-	-	-	-
	5/22/13	30,000	-	3.9600	5/22/23	-	-	-	-
	5/29/14	29,167	5,833	3.0900	5/29/24	-	-	-	-
	11/20/14	23,332	11,668	2.2900	11/19/24	-	-	-	-
	5/28/15	17,502	17,498	2.1800	5/28/25	-	-	-	-
	6/2/16	6,668	33,332	1.1200	6/2/26	-	-	-	-

*	For better understanding of this table, we have included an additional column showing the grant date of the stock options and stock awards.
(1)

The option awards generally vest 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested. The option awards granted on March 10, 2015 vested quarterly over the one year period following the date of grant.

(2)	The dollar values are based on the closing price of our Common Stock on December 30, 2016 ($2.33).
(3)

Upon termination with the Company on January 24, 2016, a portion of Mr. Hobbs’ unvested stock options (287,682) became immediately vested and exercisable in accordance with the terms of the employment agreement. All of Mr. Hobbs’ vested options were further modified such that options remained exercisable through the end of his severance period and 90 days thereafter, which is April 23, 2017.

(4)	Upon Mr. Fickenscher’s resignation effective September 4, 2016, all of his unvested awards under the Plan were forfeited. The remaining vested and unexercised awards were expired 90 days thereafter.

Option Exercises and Stock Vested – 2016

The following table provides information regarding option exercises and stock award vesting for our named executive officers in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting(2)
Robert F. Apple	60,000	67,200	80,664	74,996
Fred M. Powell	-	-	-	-
Peter J. Graham	-	-	-	-
Eamonn P. Hobbs	-	-	112,298	116,790
James E. Fickenscher	21,492	12,036	31,739	29,200
Keith Muckenhirn	30,000	19,820	-	-

(1)

Represents stock awards and stock units that vested based on their normal vesting schedule. A portion of the shares acquired on vesting were used to pay the withholding taxes on the value of the shares that vested, reducing the number of shares actually received to 58,846 for Mr. Apple and 79,148 shares for Mr. Hobbs.

(2)	Represents the value of the shares of stock that vested in 2016 using the market value of the shares on the applicable vesting date.

Equity Compensation Plan Information

The following table provides information for our equity compensation plans as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	11,313,909	1.84	9,400,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 12, 2017, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our common stock:

Name	Shares Beneficially Owned	Percentage of Outstanding Shares
Armistice Capital, LLC	11,000,000(1)	7.1%
510 Madison Avenue, 22nd Floor
New York , NY 10022
Jacques Gonella, Ph.D.	12,537,738	8.0%
100 Princeton South, Suite 300
Ewing, NJ 08628
Broadfin Capital, LLC	12,971,093(2)	8.3%
300 Park Avenue, 25th Floor,
New York, NY 10022

(1)

This information is based solely on a review of a Schedule 13G/A filed with the SEC on February 14, 2017 by Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd, which (i) each beneficially owned 11,000,000 shares, (ii) each had sole voting power over 0 shares, (iii) each shared voting power of 11,000,000 shares, (iv) each had sole dispositive power over 0 shares and (v) each shared dispositive power over 11,000,000 shares.

(2)

This information is based solely on a review of a Schedule 13G/A filed with the SEC on February 13, 2017 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund Ltd. and Kevin Kotler, which (i) each beneficially owned 12,971,093 shares, (ii) each had sole voting power over 0 shares, (iii) each shared voting power of 12,971,093 shares, (iv) each had sole dispositive power over 0 shares and (v) each shared dispositive power over 12,971,093 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning beneficial ownership of common stock as of April 12, 2017, with respect to each of our directors, our nominees for directors, each of our named executive officers, and all of our directors and executive officers as a group. The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name	Shares Owned (1)	Right to Acquire (1) (2)	Total Shares Beneficially Owned (1) (2)	Percentage of Outstanding Shares
Thomas J. Garrity	160,213	481,325	641,538	*
Jacques Gonella, Ph.D.	12,056,413	481,325	12,537,738	8.0
Anton G. Gueth	302,776	518,276	821,052	*
Leonard Jacob, M.D., Ph.D.	218,885	1,185,734	1,404,619	*
Robert P. Roche, Jr.	88,172	331,325	419,497	*
Marvin Samson(3)	102,778	331,325	434,103	*
Robert F. Apple	600,469	1,320,074	1,920,543	1.2
Fred M. Powell	100,000	25,000	125,000	*
Peter J. Graham	60,350	158,887	219,237	*
Eamonn P. Hobbs (4)	195,350	676,002	871,352	*
James E. Fickenscher(5)	156,739	-	156,739	*
Keith E. Muckenhirn(6)	50,000	295,838	345,838	*
All directors, director nominees and executive officers as a group (9 persons)	13,690,056	4,833,271	18,523,327	11.6

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. In addition, shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 10, 2017, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our Common Stock issuable upon the exercise of outstanding stock options.
(3)	Includes 50,000 shares beneficially owned by the Marvin Samson Foundation, a 501(c)(3) organization in which Mr. Samson is a trustee.
(4)	Mr. Hobbs’ employment with the Company ended January 24, 2016.
(5)	Mr. Fickenscher resigned and his employment with the Company ended September 4, 2016.
(6)	Mr. Muckenhirn served as interim Chief Financial Officer of the Company from September 4, 2016 to October 31, 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In 2016, the Audit Committee consisted of Messrs. Garrity (Chair), Gueth and Roche. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2016. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301, “Communications with Audit Committees.” In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. In 2016, no tax services were provided to our Company by our independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Mr. Garrity (Chair) Mr. Gueth Mr. Roche Members of the Audit Committee

OTHER MATTERS

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card, proxy statement and/or Notice of Internet Availability of Proxy Materials to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by Internet or mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this proxy statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.

Advance Notice Provisions

Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a stockholder of record entitled to vote who has delivered written notice to our Secretary at the address set forth on the first page of this proxy statement, and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below. For the 2018 Annual Meeting of Stockholders, such notice must be received no earlier than February 7, 2018 and no later than March 9, 2018.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2018 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2018 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Secretary at 100 Princeton South, Suite 300, Ewing, New Jersey 08628 no later than December 28, 2017.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our Secretary at the address set forth on the first page of this proxy statement, or via telephone to our Secretary at 609-359-3020, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other

The Board of Directors does not intend to present at the Annual Meeting any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

ANTARES PHARMA, INC. ATTN: PETER J. GRAHAM 100 PRINCETON SOUTH, SUITE 300 EWING, NJ 08628

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E28172-P92828	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTARES PHARMA, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL on Proposal 1.
1. Election of the Director nominees listed below as Class I directors:	☐	☐	☐
Nominees:
01) Leonard Jacob, M.D., Ph.D.
02) Marvin S. Samson

The Board of Directors recommends you vote FOR Proposal 2.		For	Against	Abstain
2. To hold a non-binding, advisory vote to approve our named executive officer compensation as disclosed in our proxy statement.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on Proposal 3.	1 Year	2 Years	3 Years	Abstain
3. To hold a non-binding, advisory vote to approve the frequency of the approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 4.		For	Against	Abstain
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

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E28173-P92828

ANTARES PHARMA, INC.

Annual Meeting of Stockholders

June 7, 2017 10:00 AM, Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert F. Apple and Fred M. Powell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANTARES PHARMA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 7, 2017, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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